Exhibit 5.8

July 11, 2014

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, TN  37027

Re:                             The issuance and exchange of 5.5% Senior Notes due 2021 pursuant to that certain Indenture, dated December 6, 2013, by and among LifePoint Hospitals, Inc. as Issuer, each of the Guarantors and The Bank of New York Mellon Trust Company, N.A. as Trustee (the “Indenture”)

Ladies and Gentlemen:

This opinion is furnished to you upon the express instruction and request of our clients, PHC-Charlestown, L.P. and PHC-Indiana, Inc. (together, the “Indiana Guarantors”), relating to the issuance and exchange of up to $1,100,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 for up to $1,100,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 that have not been registered with the Securities and Exchange Commission, to be issued pursuant to the Indenture (the “Notes”).

We have acted as special counsel in the State of Indiana (the “State”) to the Indiana Guarantors in connection with the above-captioned matter.  In such capacity as special counsel to the Indiana Guarantors, we have reviewed or examined, and are familiar with, originals or copies, certified or otherwise identified to our satisfaction, of the following documents, each dated of even date herewith (unless otherwise noted below):

(a)                                 The PHC-Charlestown, L.P. Certificate of Limited Partnership, dated September 21, 2001;

(b)                                 The PHC-Charlestown, L.P. Agreement of Limited Partnership, dated September 25, 2001;

(c)                                  PHC-Charlestown, L.P. Action by Unanimous Written Consent in Lieu of Meeting of the Partners, dated November 18, 2013;

(d)                                 PHC-Charlestown, L.P. Action by Unanimous Written Consent in Lieu of Meeting of the Partners, dated April 30, 2014;

(e)                                  The PHC-Indiana, Inc. Articles of Incorporation, dated September 20, 2001;

(f)                                   The PHC-Indiana, Inc. By-laws;

(g)                                 PHC-Indiana, Inc. Action by Unanimous Written Consent in Lieu of Meeting of the Board, dated November 18, 2013;

(h)                                 PHC-Indiana, Inc. Action by Unanimous Written Consent in Lieu of Meeting of the Board, dated April 30, 2014; and

(i)                                     The Certificates of Existence for PHC-Charlestown, L.P. and PHC-Indiana, Inc. issued by the Indiana Secretary of State, dated June 18, 2014 (collectively referred to herein as the “Certificates of Existence”).

The documents listed as items (a) through (i) [inclusive] above are sometimes collectively referred to herein as the “Authority Documents.”

In rendering our opinion we have examined and relied upon the Authority Documents, and have not examined any other corporation, limited liability company or limited partnership documents and records or other certificates or instruments.  As to various questions of fact material to our opinion, we have relied upon the Authority Documents and other certificates and written statements of the Indiana Guarantors, but we have no knowledge that any of such statements are inaccurate or incomplete.

In addition, as to certain facts material to our opinion which we did not independently establish or verify, we have relied upon written representations of the duly authorized officers or other representatives of the Indiana Guarantors, the Authority Documents, and other documents executed in connection therewith and/or referenced herein.  We have not independently reviewed, established or verified the accuracy or completeness of the information set forth or certified in such documents.  However, we have no reason to believe that the information contained in such documents is not complete and accurate.  Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in the Indenture (or documents referenced therein), the Authority Documents, or on any other matters, legal or otherwise, not specifically covered herein.

We further advise you that our representation of the Indiana Guarantors has been limited to this particular matter and, with respect to this particular matter, has been limited and does not involve an overall or detailed knowledge of the affairs, business operations or financial condition, past or present, of the Indiana Guarantors.  Furthermore, we have not made any special examination of and are not expressing an opinion regarding the affairs or financial condition of either Indiana Guarantor.

We are qualified to practice law only in the State and we do not purport to be experts on, or to express an opinion herein concerning, the law of any jurisdiction other than the State and the laws of the United States of general application to transactions in the State.  We express no opinion as to (i) the laws of any other jurisdiction, (ii) matters of municipal law or the laws of any local agencies within any state or (iii) state or federal tax, securities or antitrust laws.  We further express no opinion with respect to the effect of any law other than the law of the State and the federal law of the United States.  To the extent that the interpretation, construction or enforcement of the Indenture and the other documents referred to herein may be governed by the laws of any jurisdiction other than that of the State, we have assumed that the laws of such jurisdiction are identical to the laws of the State.

As used herein with respect to the existence or absence of facts, “to our knowledge,” “known to us,” or words or phrases of similar import shall mean, during the course of our representation of the Indiana Guarantors, no information that would give us current actual knowledge of the accuracy or inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in preparing this legal opinion or other documents in furtherance of the transaction or who we reasonably believe may have knowledge with respect to the matters addressed in this opinion.  Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within our Firm or a general search of the Firm’s files.  We have not made and accept no responsibility to make any investigation of the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Indiana Guarantors.

In rendering the opinions herein contained, we have assumed the following with your approval:

(i)                                     the legal capacity of each natural person;

(ii)                                  the due formation of all parties to the Indenture (other than the Indiana Guarantors);

(iii)                               the valid legal existence and good standing of all parties to the Indenture (other than the legal existence of the Indiana Guarantors; provided, however that with respect to the Indiana Guarantors, we will be relying solely upon their respective Certificates of Existence described above);

(iv)                              the genuineness of all signatures;

(v)                                 the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies;

(vi)                              with respect to all documents examined by us which contained facsimile signatures, that such signatures were the original signature of the party and have the same force and effect as an original signature;

(vii)                           that with respect to all documents described herein which have been executed by parties other than the Indiana Guarantors, all such parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity, enforceability and binding effect of all such documents on such other parties; and

(viii)                        there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or any remedy contained in any of such documents.

This opinion is given solely as of the date hereof.  We express no opinion as to future amendments of the Indenture or as to the effect of any other future events.

Based on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above (and subject to the limitations and qualifications contained herein), we are of the opinion that:

1.                                      DUE ORGANIZATION.  Based solely upon the respective Certificates of Existence, (i) PHC-Indiana, Inc. is a corporation incorporated and validly existing under the laws of the State of Indiana; and (ii) PHC-Charlestown, L.P. is a limited partnership organized and validly existing under the laws of the State of Indiana.

2.                                      DUE POWER AND AUTHORITY.  Each Indiana Guarantor has the requisite power and authority to execute, deliver, and perform its respective obligations under the Indenture and to guarantee the guaranteed obligations under the Indenture.

3.                                      DUE AUTHORIZATION.  Each Indiana Guarantor has taken all the necessary action to duly authorize the execution, delivery and performance of the Indenture and to guarantee the guaranteed obligations under the Indenture.

The opinions expressed above are subject to the following qualifications:

A.                                    The opinions expressed herein are limited to those statutes, rules and regulations that a lawyer exercising customary professional diligence in commercial transactions would reasonably recognize as being applicable to the Indiana Guarantor.  We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or other political subdivisions.

B.                                    This opinion letter is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing case law.  We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

This opinion is limited to the matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.  We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Exchange Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP

BINGHAM GREENEBAUM DOLL LLP

DAA/KAB/ALK